EXHIBIT 99.1

Worthington Enterprises Reports Second Quarter Fiscal 2024 Results

COLUMBUS, Ohio, Dec. 19, 2023 (GLOBE NEWSWIRE) -- Worthington Enterprises, Inc. (NYSE: WOR), formerly Worthington Industries, Inc., today reported results for its fiscal 2024 second quarter ended November 30, 2023. These quarterly results include both Worthington Enterprises and Worthington Steel. Beginning in the third quarter of fiscal 2024, historical results will be restated to reflect the operations of the Company’s former Steel Processing segment as a discontinued operation in periods prior to the December 1, 2023, separation date.

Net sales in the second quarter of fiscal 2024 were $1.1 billion and net earnings attributable to controlling interest were $24.3 million, or $0.49 per diluted share. For the second quarter of fiscal 2023, the Company reported net sales of $1.2 billion and net earnings attributable to controlling interest of $16.2 million, or $0.33 per diluted share. Results in both the current year quarter and prior year quarter were impacted by certain items, as summarized in the table below.

(in millions, except per share amounts)

	2Q 2024		2Q 2023
	After-Tax	Per Share	After-Tax	Per Share
Net earnings attributable to controlling interest	$24.3	$0.49	$16.2	$0.33
Separation costs	16.7	0.33	7.0	0.14
Gain on sale of assets in equity income	(2.1)	(0.04)	-	-
Incremental expense related to Level5 earnout	-	-	0.4	0.01
Restructuring gains	-	-	(1.8)	(0.04)
Adjusted net earnings	$38.9	$0.78	$21.8	$0.44

Financial highlights for the current and comparative periods are as follows:

(in millions, except per share amounts)

	2Q 2024	2Q 2023	6M 2024	6M 2023
Net sales	$1,086.9	$1,175.5	$2,280.2	$2,584.2
Operating income (loss)	(5.9)	(7.0)	71.8	59.7
Equity income	42.4	36.9	96.8	68.6
Net earnings attributable to controlling interest	24.3	16.2	120.4	80.3
Earnings per diluted share	$0.49	$0.33	$2.40	$1.63

“This was our last quarter as Worthington Industries, and I am very proud of our people all across the company who stayed focused on serving our customers while we worked hard during the last year to prepare for and ultimately execute the separation of our steel processing business on December 1. Not only did we finish ahead of schedule but I am confident all of our advisors would say the work done was best in class. I could not be more excited for the future of both companies,” said Worthington Enterprises President and CEO Andy Rose. “For the businesses that are part of Worthington Enterprises, the current quarter was solid despite some headwinds. Building Products delivered healthy year-over-year results that were consistent with normal seasonality. While results in Consumer Products and Sustainable Energy Solutions declined year-over-year, both segments delivered sequential improvements in earnings relative to the first quarter and our teams are doing a good job positioning these businesses for a solid start to 2024.”

Consolidated Quarterly Results

Net sales for the second quarter of fiscal 2024 were $1.1 billion, a decrease of $88.6 million, or 7.5%, from the prior year quarter. The decrease was attributed mostly to Steel Processing, down $53.3 million, due to lower average selling prices which were partially offset by higher volumes. Combined net sales at the remaining segments were down $35.4 million driven by the impact of lower average selling prices and an unfavorable product mix in Building Products and lower volumes in Sustainable Energy Solutions.

Gross margin increased by $18.0 million from the prior year quarter to $123.7 million, largely driven by an estimated $18.3 million favorable change in Steel Processing from inventory holding losses of $53.1 million in the prior year quarter compared to losses of $34.8 million in the current year quarter.

The operating loss in the quarter was favorable by $1.1 million compared to the $7.0 million operating loss in the prior year quarter, as the combination of higher incremental costs associated with the separation of the Company’s Steel Processing business and higher net restructuring charges more than offset the improvements in gross margins. Excluding these items, adjusted operating income of $16.0 million was up $17.6 million compared to the prior year quarter.

Net interest expense was $2.2 million in the current year quarter, down $5.4 million compared to the prior year quarter due to higher interest income and, to a lesser extent, lower average debt levels driven by the July 28, 2023, redemption of the Company’s senior unsecured notes that were set to mature in April 2026 (“2026 Notes”).

Equity income increased $5.6 million over the prior year quarter to $42.4 million, due in part to a $2.8 million gain associated with the divestiture of the Brazilian operations of the cabs joint venture. Excluding the impact of the divestiture, equity income was up $2.8 million in the current year quarter, as slightly higher contributions from both WAVE and Serviacero were partially offset by lower contributions from ClarkDietrich.

Income tax expense was $7.2 million in the current year quarter compared to $4.1 million in the prior year quarter. The increase was driven by higher pre-tax earnings. Tax expense in the current year quarter reflects an annual effective rate of 23.4%, compared to 23.7% in the prior year quarter.

Balance Sheet

Total debt was $623.8 million at the end of the second quarter of fiscal 2024, down $69.0 million from May 31, 2023, driven by the redemption of the 2026 Notes, partially offset by $175.0 million of short-term borrowings by Worthington Steel at quarter-end ahead of the business separation. The Company ended the second quarter of fiscal 2024 with $430.9 million of cash, down $24.0 million from May 31, 2023, primarily due to the early redemption of the 2026 Notes earlier in the fiscal year, partially offset by cash proceeds of $175.0 million associated with Worthington Steel’s debt issuance at quarter end, a portion of which funded a $150.0 million cash dividend paid to the Company in connection with the December 1, 2023 separation.

Quarterly Segment Results

Consumer Products generated net sales of $147.7 million during the current year quarter, down $6.1 million, or 3.9%, from the prior year quarter. The decline in net sales was driven by lower average selling prices and an unfavorable shift in product mix. Adjusted EBIT was down $4.0 million in the current year quarter to $9.5 million, driven primarily by lower volumes and a $3.1 million non-cash inventory obsolescence charge related to a recall of the Balloon Time® Mini helium tank.

Building Products generated net sales of $123.0 million during the current year quarter, down 13%, or $18.7 million, from the prior year quarter as lower average selling prices and an unfavorable shift in product mix more than offset the impact of higher volumes. Adjusted EBIT decreased $0.9 million from the prior year quarter to $40.3 million, driven primarily by the impact the decline in net sales had on gross margin. Equity income was essentially flat in the quarter, as higher contributions from WAVE were almost equally offset by a modest decline at ClarkDietrich.

Sustainable Energy Solutions generated net sales of $27.5 million during the current year quarter, down 28%, or $10.6 million, compared to the prior year quarter, as lower volumes and an unfavorable mix more than offset the impact of higher average selling prices. Adjusted EBIT was a loss of $2.6 million, $3.8 million lower than the prior year quarter, primarily due to lower volumes and an unfavorable product mix.

Steel Processing’s net sales for the second quarter of fiscal 2024 totaled $788.7 million, down $53.3 million, compared to the prior year quarter. Adjusted EBIT was up $24.0 million over the prior year quarter to $6.8 million.

Recent Developments

  On December 1, 2023, the Company completed the separation of its Steel Processing business, into a standalone publicly traded company, Worthington Steel, Inc., which trades under the symbol “WS” on the New York Stock Exchange. In connection with the separation, Worthington Steel made a cash distribution of $150.0 million to the Company.
  On December 6, 2023, the Company used the cash distribution from Worthington Steel to pay off in full the unsecured senior notes that were set to mature in August 2024. The payoff amount consisted of $150.0 million in principal plus accrued interest of $0.5 million.
  On December 19, 2023, Worthington Enterprises’ Board of Directors declared a quarterly dividend of $0.16 per share payable on March 29, 2024, to shareholders of record on March 15, 2024.

Outlook

“I could not be more proud of our company and the teams we have in place,” Rose said. “Heading into calendar 2024, we are well positioned as a leading designer and manufacturer of Building Products, Consumer Products and Sustainable Energy Solutions with more focused strategies better able to serve our customers and accelerate our growth. I am very optimistic about our future given our market-leading brands, strong balance sheet and talented people.”

Conference Call

Worthington will review fiscal 2024 second quarter results during its quarterly conference call on December 20, 2023, at 9:00 a.m., Eastern Time. Details regarding the conference call can be found on the Company website at www.WorthingtonEnterprises.com/.

About Worthington Enterprises

Worthington Enterprises (NYSE: WOR) is a designer and manufacturer of market-leading brands that help enable people to live safer, healthier and more expressive lives. The Company operates with three segments: Building Products, Consumer Products and Sustainable Energy Solutions. Worthington’s emphasis on innovation and transformation extends to building products including water systems, heating and cooling solutions, architectural and acoustical grid ceilings and metal framing and accessories, and consumer products in tools, outdoor living and celebrations categories sold under brand names Coleman®, Bernzomatic®, Balloon Time®, Level5 Tools®, Mag Torch®, Well-X-Trol®, General®, Garden-Weasel®, Pactool International® and Hawkeye™. The Company serves the growing global hydrogen ecosystem through on-board fueling systems and gas containment solutions.

Headquartered in Columbus, Ohio, Worthington Enterprises employs approximately 5,000 people throughout North America and Europe.

Founded in 1955 as Worthington Industries, Worthington Enterprises follows a people-first Philosophy with earning money for its shareholders as its first corporate goal. Worthington Enterprises achieves this outcome by empowering its employees to innovate, thrive and grow with leading brands in attractive markets that improve everyday life. The Company engages deeply with local communities where it has operations through volunteer efforts and The Worthington Companies Foundation, participates actively in workforce development programs and reports annually on its corporate citizenship and sustainability efforts. For more information, visit worthingtonenterprises.com.

Safe Harbor Statement

Selected statements contained in this release constitute “forward-looking statements,” as that term is used in the Private Securities Litigation Reform Act of 1995 (the “Act”). The Company wishes to take advantage of the safe harbor provisions included in the Act. Forward-looking statements reflect the Company’s current expectations, estimates or projections concerning future results or events. These statements are often identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “should,” “would,” “intend,” “plan,” “will,” “likely,” “estimate,” “project,” “position,” “strategy,” “target,” “aim,” “seek,” “foresee” and similar words or phrases. These forward-looking statements include, without limitation, statements relating to: future or expected cash positions, liquidity and ability to access financial markets and capital; outlook, strategy or business plans; the anticipated benefits of the separation of the Company’s Steel Processing business (the “Separation); the expected financial and operational performance of, and future opportunities for, each of the Company following the Separation; the Company’s performance on a pro forma basis to illustrate the estimated effects of the Separation on historical periods; the tax treatment of the Separation transaction; future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, margins, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; the ability to improve or maintain margins; expected demand or demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; expected benefits from transformation and innovation efforts; the ability to improve performance and competitive position at the Company’s operations; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings; the ever-changing effects of the novel coronavirus (“COVID-19”) pandemic and the various responses of governmental and nongovernmental authorities thereto on economies and markets, and on our customers, counterparties, employees and third-party service providers; and other non-historical matters.

Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, those that follow: the uncertainty of obtaining regulatory approvals in connection with the Separation, including rulings from the Internal Revenue Service; the Company’s ability to successfully realize the anticipated benefits of the Separation; the risks, uncertainties and impacts related to the COVID-19 pandemic – the duration, extent and severity of which are impossible to predict, including the possibility of future resurgence in the spread of COVID-19 or variants thereof – and the availability, effectiveness and acceptance of vaccines, and other actual or potential public health emergencies and actions taken by governmental authorities or others in connection therewith; the effect of national, regional and global economic conditions generally and within major product markets, including significant economic disruptions from COVID-19, the actions taken in connection therewith and the implementation of related fiscal stimulus packages; the effect of conditions in national and worldwide financial markets, including inflation, increases in interest rates and economic recession, and with respect to the ability of financial institutions to provide capital; the impact of tariffs, the adoption of trade restrictions affecting the Company’s products or suppliers, a United States withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, the closing of border crossings, and other changes in trade regulations or relationships; changing oil prices and/or supply; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; volatility or fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities, labor and other items required by operations (especially in light of the COVID-19 pandemic and Russia’s invasion of Ukraine); effects of sourcing and supply chain constraints; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industries in which the Company participates as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, labor shortages, interruption in utility services, civil unrest, international conflicts (especially in light of Russia’s invasion of Ukraine), terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability (especially in light of Russia’s invasion of Ukraine), foreign currency exchange rate exposure and the acceptance of the Company’s products in global markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the effect of inflation, interest rate increases and economic recession, which may negatively impact the Company’s operations and financial results; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; the level of imports and import prices in the Company’s markets; the impact of environmental laws and regulations or the actions of the United States Environmental Protection Agency or similar regulators which increase costs or limit the Company’s ability to use or sell certain products; the impact of increasing environmental, greenhouse gas emission and sustainability regulations and considerations; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Coronavirus Aid, Relief and Economic Security (CARES) Act, the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021, and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of healthcare laws in the United States and potential changes for such laws, especially in light of the COVID-19 pandemic, which may increase the Company’s healthcare and other costs and negatively impact the Company’s operations and financial results; the effects of tax laws in the United States and potential changes for such laws, which may increase the Company’s costs and negatively impact the Company’s operations and financial results; cyber security risks; the effects of privacy and information security laws and standards; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2023.

Forward-looking statements should be construed in the light of such risks. The Company notes these factors for investors as contemplated by the Act. It is impossible to predict or identify all potential risk factors. Consequently, readers should not consider the foregoing list to be a complete set of all potential risks and uncertainties. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. The Company does not undertake, and hereby disclaims, any obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

WORTHINGTON ENTERPRISES, INC. CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2023	2022	2023	2022
Net sales	$1,086,918	$1,175,541	$2,280,174	$2,584,206
Cost of goods sold	963,204	1,069,778	1,958,971	2,309,069
Gross margin	123,714	105,763	321,203	275,137
Selling, general and administrative expense	107,688	107,813	220,036	211,261
Impairment of long-lived assets	-	-	1,401	312
Restructuring and other expense (income), net	6	(4,282)	6	(5,382)
Separation costs	21,952	9,246	27,987	9,246
Operating income (loss)	(5,932)	(7,014)	71,773	59,700
Other income (expense):
Miscellaneous income (expense)	1,020	1,405	2,031	(3,681)
Loss on extinguishment of debt	-	-	(1,534)	-
Interest expense, net	(2,169)	(7,612)	(5,252)	(16,210)
Equity in net income of unconsolidated affiliates	42,446	36,857	96,827	68,569
Earnings before income taxes	35,365	23,636	163,845	108,378
Income tax expense	7,198	4,131	35,975	23,629
Net earnings	28,167	19,505	127,870	84,749
Net earnings attributable to noncontrolling interests	3,865	3,287	7,460	4,449
Net earnings attributable to controlling interest	$24,302	$16,218	$120,410	$80,300

Basic
Weighted average common shares outstanding	49,186	48,558	49,013	48,518
Earnings per share attributable to controlling interest	$0.49	$0.33	$2.46	$1.66

Diluted
Weighted average common shares outstanding	50,042	49,330	50,102	49,293
Earnings per share attributable to controlling interest	$0.49	$0.33	$2.40	$1.63

Common shares outstanding at end of period	49,287	48,572	49,287	48,572

Cash dividends declared per share	$0.32	$0.31	$0.64	$0.62

CONSOLIDATED BALANCE SHEETS WORTHINGTON ENTERPRISES, INC. (In thousands)

	November 30,	May 31,
	2023	2023
Assets
Current assets:
Cash and cash equivalents	$430,906	$454,946
Receivables, less allowances of $2,944 and $3,383 at November 30, 2023 and May 31, 2023, respectively	640,826	692,887
Inventories
Raw materials	245,166	264,568
Work in process	156,361	183,248
Finished products	174,884	160,152
Total inventories	576,411	607,968
Income taxes receivable	5,511	4,198
Assets held for sale	1,789	3,381
Prepaid expenses and other current assets	117,160	104,957
Total current assets	1,772,603	1,868,337
Investment in unconsolidated affiliates	247,421	252,591
Operating lease assets	94,677	99,967
Goodwill	416,857	414,820
Other intangible assets, net of accumulated amortization of $121,478 and $112,202 at November 30, 2023 and May 31, 2023, respectively	305,649	314,226
Other assets	42,916	25,323
Property, plant and equipment:
Land	50,920	49,697
Buildings and improvements	312,830	308,669
Machinery and equipment	1,293,628	1,263,962
Construction in progress	78,536	45,165
Total property, plant and equipment	1,735,914	1,667,493
Less: accumulated depreciation	1,031,900	991,839
Total property, plant and equipment, net	704,014	675,654
Total assets	$3,584,137	$3,650,918

Liabilities and equity
Current liabilities:
Accounts payable	$447,119	$528,920
Short-term borrowings	175,000	2,813
Accrued compensation, contributions to employee benefit plans and related taxes	80,461	93,810
Dividends payable	17,245	18,330
Other accrued items	62,270	53,362
Current operating lease liabilities	12,493	12,608
Income taxes payable	485	7,451
Current maturities of long-term debt	150,269	264
Total current liabilities	945,342	717,558
Other liabilities	112,878	113,286
Distributions in excess of investment in unconsolidated affiliate	118,465	117,297
Long-term debt	298,549	689,718
Noncurrent operating lease liabilities	85,283	89,982
Deferred income taxes	99,653	101,449
Total liabilities	1,660,170	1,829,290
Shareholders' equity - controlling interest	1,792,809	1,696,011
Noncontrolling interests	131,158	125,617
Total equity	1,923,967	1,821,628
Total liabilities and equity	$3,584,137	$3,650,918

WORTHINGTON ENTERPRISES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2023	2022	2023	2022
Operating activities:
Net earnings	$28,167	$19,505	$127,870	$84,749
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	28,007	28,354	56,332	56,355
Impairment of long-lived assets	-	-	1,401	312
Benefit from deferred income taxes	1,968	(3,617)	(3,485)	(14,673)
Loss on extinguishment of debt	-	-	1,534	-
Bad debt expense (income)	345	1,098	(454)	1,440
Equity in net income of unconsolidated affiliates, net of distributions	(4,129)	18,352	6,096	61,197
Net loss (gain) on sale of assets	(439)	(4,265)	(334)	(5,034)
Stock-based compensation	6,175	4,547	10,691	8,783
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	76,704	119,674	67,861	157,093
Inventories	103,150	72,293	38,823	113,460
Accounts payable	(75,373)	(100,535)	(75,095)	(202,116)
Accrued compensation and employee benefits	2,794	3,336	(9,220)	(30,532)
Income taxes payable	(35,428)	(7,629)	(6,966)	(300)
Other operating items, net	3,049	(18,172)	(20,368)	(16,755)
Net cash provided by operating activities	134,990	132,941	194,686	213,979

Investing activities:
Investment in property, plant and equipment	(32,876)	(24,490)	(62,174)	(45,967)
Proceeds from sale of assets, net of selling costs	751	23,739	802	35,494
Acquisitions, net of cash acquired	(21,013)	-	(21,013)	(56,088)
Investment in note receivable	-	-	(15,000)	-
Investment in non-marketable equity securities	(1,500)	(140)	(1,540)	(250)
Proceeds from the sale of investment in ArtiFlex, net of selling costs	-	-	-	36,095
Distribution from unconsolidated affiliate	1,085	-	1,085	-
Net cash used by investing activities	(53,553)	(891)	(97,840)	(30,716)

Financing activities:
Proceeds (repayments) of short-term borrowings	175,000	(10,619)	172,187	(43,062)
Principal payments on long-term debt	-	(13)	(243,757)	(150)
Proceeds from issuance of common shares, net of tax withholdings	(9,207)	(649)	(14,337)	(4,115)
Payments to noncontrolling interests	-	(11,760)	(1,921)	(11,760)
Dividends paid	(17,333)	(15,181)	(33,058)	(29,065)
Net cash provided (used) by financing activities	148,460	(38,222)	(120,886)	(88,152)
Increase (decrease) in cash and cash equivalents	229,897	93,828	(24,040)	95,111
Cash and cash equivalents at beginning of period	201,009	35,768	454,946	34,485
Cash and cash equivalents at end of period	$430,906	$129,596	$430,906	$129,596

WORTHINGTON ENTERPRISES, INC.
NON-GAAP FINANCIAL MEASURES / PRO FORMA FINANCIAL DATA
(In thousands, except volume and per share amounts)

The following provides a reconciliation of certain non-GAAP financial measures, including adjusted operating income, adjusted net earnings attributable to controlling interest and adjusted earnings per diluted share attributable to controlling interest, from their most comparable GAAP measure for the three and six months ended November 30, 2023 and 2022.

	Three Months Ended November 30, 2023
	Operating Income (Loss)	Earnings Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings Attributable to Controlling Interest	Earnings per Diluted Share Attributable to Controlling Interest
GAAP	$(5,932)	$35,365	$7,198	$24,302	$0.49
Restructuring and other expense, net	6	6	(1)	4	0.00
Separation costs	21,952	21,952	(5,261)	16,691	0.33
Gain on sale of assets in equity income (3)	-	(2,780)	662	(2,118)	(0.04)
Non-GAAP (1)	$16,026	$54,543	$11,798	$38,879	$0.78

	Three Months Ended November 30, 2022
	Operating Income (Loss)	Earnings Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings Attributable to Controlling Interest(2)	Earnings per Diluted Share Attributable to Controlling Interest (2)
GAAP	$(7,014)	$23,636	$4,131	$16,218	$0.33
Incremental expense related to Level5 earnout	525	525	(127)	398	0.01
Restructuring and other income, net	(4,282)	(4,282)	582	(1,850)	(0.04)
Separation costs	9,246	9,246	(2,228)	7,018	0.14
Non-GAAP (1)	$(1,525)	$29,125	$5,904	$21,784	$0.44

	Six Months Ended November 30, 2023
	Operating Income (Loss)	Earnings Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings Attributable to Controlling Interest(2)	Earnings per Diluted Share Attributable to Controlling Interest (2)
GAAP	$71,773	$163,845	$35,975	$120,410	$2.40
Impairment of long-lived assets	1,401	1,401	(210)	673	0.01
Restructuring and other income, net	6	6	(1)	4	0.00
Separation costs	27,987	27,987	(6,669)	21,318	0.43
Loss on extinguishment of debt	-	1,534	(366)	1,168	0.02
Gain on sale of assets in equity income (3)	-	(2,780)	662	(2,118)	(0.04)
Non-GAAP (1)	$101,167	$191,993	$42,559	$141,455	$2.82

	Six Months Ended November 30, 2022
	Operating Income (Loss)	Earnings Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings Attributable to Controlling Interest(2)	Earnings per Diluted Share Attributable to Controlling Interest (2)
GAAP	$59,700	$108,378	$23,629	$80,300	$1.63
Incremental expense related to Level5 earnout	1,050	1,050	(253)	797	0.02
Impairment of long-lived assets	312	312	(47)	149	-
Restructuring and other income, net	(5,382)	(5,382)	851	(2,681)	(0.05)
Separation costs	9,246	9,246	(2,228)	7,018	0.14
Pension settlement charge	-	4,774	(1,150)	3,624	0.07
Loss on sale of investment in Artiflex (3)	-	15,759	(3,798)	11,961	0.24
Non-GAAP (1)	$64,926	$134,137	$30,254	$101,168	$2.05

_____________________________

  Refer to the Use of Non-GAAP Measures and Definitions schedules for further information on these measures.
  Excludes the impact of the noncontrolling interest(s), including the noncontrolling interest’s share of items excluded from our non-GAAP measures. Refer to the supplemental segment information included herein for further discussion of the impact of the noncontrolling interests on our reported non-GAAP financial measures.
  Excludes the following items reflected in equity income in our consolidated statements of earnings on a pre-tax or after-tax basis, as appropriate:
    For the three and six months ended November 30, 2023, our share of the gain realized by our engineered cabs joint venture, Taxi Workhorse, in connection with the sale of joint venture operations in Brazil, which totaled $2,780 on a pre-tax basis.
    For the six months ended November 30, 2022, the loss realized in connection with the August 3, 2022 sale of our then 50% noncontrolling equity investment in ArtiFlex Manufacturing, LLC, or $15,759 on a pre-tax basis.

To further assist in the analysis of segment results for the three and six months ended November 30, 2023 and 2022, the following supplemental information has been provided, including net sales, volume as well as adjusted EBIT and adjusted EBITDA, which are non-GAAP segment profit measures used by management to evaluate ongoing segment operating performance and allocate resources. The summarized segment information below includes a reconciliation of these non-GAAP profitability measures to their most comparable GAAP measure, which is operating income for purposes of measuring segment profit.

Additionally, adjusted EBITDA for the three and six months ended November 30, 2023 and 2022, is adjusted further to reflect the results of Worthington Enterprises, on a pro forma basis, to illustrate the estimated effects of the separation of Worthington Steel, Inc. from the historical combined company. This pro forma financial information assumes the Separation occurred on June 1, 2022, the first day of our fiscal 2023. Beginning in the third quarter of fiscal 2024, historical results will be restated to reflect the operations of Worthington Steel as a discontinued operation in periods prior to the December 1, 2023, separation date. For further information on this pro forma presentation, refer to the Use of Non-GAAP Measures and Definitions schedules included herein.

	Three Months Ended November 30, 2023
	Steel	Consumer	Building	Sustainable Energy
	Processing	Products	Products	Solutions	Other	Consolidated
Volume (tons/units)	958,736	16,885,517	2,392,515	114,063	n/a	n/a
Net sales	$788,655	$147,738	$122,954	$27,537	$34	$1,086,918

Operating income (loss)	$6,541	$9,498	$4,873	$(3,174)	$(23,670)	$(5,932)
Restructuring and other expense, net	-	-	-	-	6	6
Separation costs	-	-	-	-	21,952	21,952
Adjusted operating income (loss)	6,541	9,498	4,873	(3,174)	(1,712)	16,026
Miscellaneous income (expense), net	306	12	234	557	(89)	1,020
Equity in net income of unconsolidated affiliates (1)	3,778	-	35,177	-	711	39,666
Less: Net earnings attributable to noncontrolling interests	3,863	-	-	-	-	3,863
Adjusted EBIT	$6,762	$9,510	$40,284	$(2,617)	$(1,090)	$52,849
Depreciation and amortization	15,684	4,006	4,934	1,783	1,600	28,007
Adjusted EBITDA	$22,446	$13,516	$45,218	$(834)	$510	$80,856

Adjusted EBIT margin	0.9%	6.4%	32.8%	(9.5%)	NM	4.9%
Adjusted EBITDA margin	2.8%	9.1%	36.8%	(3.0%)	NM	7.4%

Pro forma information (giving effect to the Separation)
Adjusted EBITDA	$22,446	$13,516	$45,218	$(834)	$510	$80,856
Removal of Worthington Steel, Inc.	(22,446)	-	-	-	-	(22,446)
Shared overhead reallocation (5)	-	508	(2,716)	-	(7,354)	(9,562)
Operational adjustments (6)	-	(450)	(450)	-	83	(817)
Stock-based compensation (7)	-	594	1,042	-	1,591	3,227
Pro forma adjusted EBITDA	$-	$14,168	$43,094	$(834)	$(5,170)	$51,258

Pro forma net sales	n/a	$147,738	$122,954	$27,537	$34	$298,263
Pro forma adjusted EBITDA margin	n/a	9.6%	35.0%	(3.0%)	NM	17.2%

	Three Months Ended November 30, 2022
	Steel	Consumer	Building	Sustainable Energy
	Processing	Products	Products	Solutions	Other	Consolidated
Volume (tons/units)	925,434	16,583,326	2,367,770	155,687	n/a	n/a
Net Sales	$841,947	$153,795	$141,671	$38,128	n/a	$1,175,541

Operating income (loss)	$(14,286)	$12,995	$6,041	$1,001	$(12,765)	$(7,014)
Incremental expenses related to Level5 earnout	-	525	-	-	-	525
Restructuring and other income, net	(4,282)	-	-	-	-	(4,282)
Separation costs	-	-	-	-	9,246	9,246
Adjusted operating income (loss)	(18,568)	13,520	6,041	1,001	(3,519)	(1,525)
Miscellaneous income (expense), net	850	(47)	76	142	384	1,405
Equity in net income of unconsolidated affiliates	1,906	-	35,107	-	(156)	36,857
Less: Net earnings attributable to noncontrolling interests (2)	1,437	-	-	-	-	1,437
Adjusted EBIT	$(17,249)	$13,473	$41,224	$1,143	$(3,291)	$35,300
Depreciation and amortization	16,984	3,845	4,375	1,500	1,650	28,354
Adjusted EBITDA	$(265)	$17,318	$45,599	$2,643	$(1,641)	$63,654

Adjusted EBIT margin	(2.0%)	8.8%	29.1%	3.0%	NM	3.0%
Adjusted EBITDA margin	0.0%	11.3%	32.2%	6.9%	NM	5.4%

Pro forma information (giving effect to the Separation)
Adjusted EBITDA	$(265)	$17,318	$45,599	$2,643	$(1,641)	$63,654
Removal of Worthington Steel, Inc.	265	-	-	-	-	265
Shared overhead reallocation (5)	-	1,653	(2,600)	-	(7,148)	(8,095)
Operational adjustments (6)	-	(500)	(500)	-	83	(917)
Stock-based compensation (7)	-	507	902	-	1,410	2,819
Pro forma adjusted EBITDA	$-	$18,978	$43,401	$2,643	$(7,296)	$57,726

Pro forma net sales	n/a	$153,795	$141,671	$38,128	n/a	$333,594
Pro forma adjusted EBITDA margin	n/a	12.3%	30.6%	6.9%	NM	17.3%

	Six Months Ended November 30, 2023
	Steel	Consumer	Building	Sustainable Energy
	Processing	Products	Products	Solutions	Other	Consolidated
Volume (tons/units)	1,958,394	33,954,462	5,163,973	220,369	n/a	n/a
Net Sales	$1,669,993	$297,151	$256,822	$56,174	$34	$2,280,174

Operating income (loss)	$77,587	$18,459	$13,789	$(8,177)	$(29,885)	$71,773
Impairment of long-lived assets	1,401	-	-	-	-	1,401
Restructuring and other expense, net	-	-	-	-	6	6
Separation costs	-	-	-	-	27,987	27,987
Adjusted operating income (loss)	78,988	18,459	13,789	(8,177)	(1,892)	101,167
Miscellaneous income (expense), net	1,018	43	292	838	(160)	2,031
Equity in net income of unconsolidated affiliates (1)	12,735	-	80,219	-	1,093	94,047
Less: Net earnings attributable to noncontrolling interests (2)	7,979	-	-	-	-	7,979
Adjusted EBIT (3)	$84,762	$18,502	$94,300	$(7,339)	$(959)	$189,266
Depreciation and amortization	31,822	7,894	9,937	3,572	3,107	56,332
Adjusted EBITDA (3)	$116,584	$26,396	$104,237	$(3,767)	$2,148	$245,598

Adjusted EBIT margin	5.1%	6.2%	36.7%	(13.1%)	NM	8.3%
Adjusted EBITDA margin	7.0%	8.9%	40.6%	(6.7%)	NM	10.8%

Pro forma information (giving effect to the Separation)
Adjusted EBITDA	$116,584	$26,396	$104,237	$(3,767)	$2,148	$245,598
Removal of Worthington Steel, Inc.	(116,584)	-	-	-	-	(116,584)
Shared overhead reallocation (5)		2,314	(4,531)	-	(14,707)	(16,924)
Operational adjustments (6)	-	(900)	(900)	-	166	(1,634)
Stock-based compensation (7)	-	1,188	2,084	-	3,182	6,454
Pro forma adjusted EBITDA	$-	$28,998	$100,890	$(3,767)	$(9,211)	$116,910

Pro forma net sales	n/a	$297,151	$256,822	$56,174	$34	$610,181
Pro forma adjusted EBITDA margin	n/a	9.8%	39.3%	(6.7%)	NM	19.2%

	For the Six Months Ended November 30, 2022
	Steel	Consumer	Building	Sustainable Energy
	Processing	Products	Products	Solutions	Other	Consolidated
Volume (tons/units)	1,900,083	38,966,668	5,289,933	288,820	n/a	n/a
Net Sales	$1,880,827	$342,497	$291,994	$68,888	n/a	$2,584,206

Operating income (loss)	$19,560	$33,438	$14,687	$(306)	$(7,679)	$59,700
Incremental expenses related to Level5 earnout	-	1,050	-	-	-	1,050
Impairment of long-lived assets	312	-	-	-	-	312
Restructuring and other income, net	(4,205)	-	-	-	(1,177)	(5,382)
Separation costs	-	-	-	-	9,246	9,246
Adjusted operating income (loss)	$15,667	$34,488	$14,687	$(306)	$390	$64,926
Miscellaneous income (expense), net (4)	1,035	(82)	299	56	(215)	1,093
Equity in net income of unconsolidated affiliates (1)	3,676	-	78,973	-	1,679	84,328
Less: Net earnings attributable to noncontrolling interests (2)	2,715	-	-	-	-	2,715
Adjusted EBIT	$17,663	$34,406	$93,959	$(250)	$1,854	$147,632
Depreciation and amortization	33,829	7,547	8,632	2,970	3,377	56,355
Adjusted EBITDA	$51,492	$41,953	$102,591	$2,720	$5,231	$203,987

Adjusted EBIT margin	0.9%	10.0%	32.2%	(0.4%)	NM	5.7%
Adjusted EBITDA margin	2.7%	12.2%	35.1%	3.9%	NM	7.9%

Pro forma information (giving effect to the Separation)
Adjusted EBITDA	$51,492	$41,953	$102,591	$2,720	$5,231	$203,987
Removal of Worthington Steel, Inc.	(51,492)	-	-	-	-	(51,492)
Shared overhead reallocation (5)	-	3,714	(4,787)	-	(14,295)	(15,368)
Operational adjustments (6)	-	(1,000)	(1,000)	-	166	(1,834)
Stock-based compensation (7)	-	1,014	1,804	-	2,820	5,638
Pro forma adjusted EBITDA	$-	$45,681	$98,608	$2,720	$(6,078)	$140,931

Pro forma net sales	n/a	$342,497	$291,994	$68,888	n/a	$703,379
Pro forma adjusted EBITDA margin	n/a	13.3%	33.8%	3.9%	NM	20.0%

Non-GAAP Footnotes:

  Excludes the following items reflected in equity income in our consolidated statements of earnings:
    For the three and six months ended November 30, 2023, our share of the gain realized by our engineered cabs joint venture, Taxi Workhorse, in connection with the sale of the joint venture’s operations in Brazil, which totaled $2,780 on a pre-tax basis.
    For the six months ended November 30, 2022, a pre-tax loss of $15,759 realized in connection with the August 3, 2022 sale of our then 50% noncontrolling equity investment in ArtiFlex Manufacturing, LLC.
  Excludes the noncontrolling interest portion of excluded items within Steel Processing, including $1,850 and $1,734 related to the restructuring gains in the three and six months ended November 30, 2022, respectively, and $519 related to the impairment charge in the six months ended November 30, 2023.
  Excludes a pre-tax loss of 1,534 realized in connection with the July 28, 2023, early redemption of the Company’s senior unsecured notes due April 2026 (the “2026 Notes”). The loss resulted primarily from unamortized issuance costs and discount included in the carrying amount of the 2026 Notes and the acceleration of the remaining unamortized loss in equity related to a treasury lock derivative instrument executed in connection with the issuance of the 2026 Notes.
  Excludes a pre-tax settlement charge of $4,774 within Other related to the pension lift-out transaction associated with The Gerstenslager Company Bargaining Unit Employees’ Pension Plan, as further described and defined in the Use of Non-GAAP Measures and Definitions schedules.

Pro Forma Footnotes:

  Reflects the excess of our estimated post-separation corporate expenses over the amounts historically absorbed by our segments, including the re-allocation of costs historically attributed to Steel Processing that will continue post-separation as well as incremental corporate expenses resulting from lost economies of scale. Pro forma amounts within Corporate & Other reflect certain general overhead expenses that will not be allocated to our segments post-separation but are included in our historical segment reporting.
  Includes the estimated incremental material cost associated with intercompany purchases from Steel Processing post-separation that will be subject to arms-length commercial pricing arrangements specified in the Steel Supply Agreement between us and Worthington Steel entered into in connection with the separation, net of anticipated costs to be recovered by us post-separation under the Transition Services Agreement between us and Worthington Steel entered into in connection with the Separation.
  For purposes of this pro forma presentation, adjusted EBITDA excludes stock-based compensation. Post-separation, management intends to change the profitability measure it uses to assess segment performance from adjusted EBIT to adjusted EBITDA. In connection with the change, management revised its definition of adjusted EBITDA to exclude non-cash stock-based compensation, in addition to the other excluded items as historically defined and measured by management. Refer to Use of Non-GAAP Measures and Definition for further information regarding this planned change in our segment profitability measure.

The following table outlines our equity income (loss) by unconsolidated affiliate for the periods presented:

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2023	2022	2023	2022
WAVE	$21,428	$18,982	$49,743	$42,775
ClarkDietrich	13,748	16,125	30,476	36,198
Serviacero Worthington	3,778	1,906	12,735	3,676
ArtiFlex	-	-	-	(13,400)
Workhorse	3,492	(156)	3,873	(680)
Total equity income	$42,446	$36,857	$96,827	$68,569

WORTHINGTON ENTERPRISES, INC.
NON-GAAP MEASURES AND DEFINITIONS

NON-GAAP MEASURES. These materials include certain financial measures that are not calculated in accordance with U.S. generally accepted accounting principles, or GAAP. Management believes these non-GAAP measures provide useful supplemental information on the performance of the Company’s ongoing operations and should not be considered as an alternative to the comparable GAAP measure. Additionally, management believes these non-GAAP measures allow for meaningful comparisons and analysis of trends in the Company’s businesses and enables investors to evaluate operations and future prospects in the same manner as management.

The following provides an explanation of each non-GAAP measure presented in these materials:

Adjusted operating income is defined as operating income (loss) excluding the items listed below, to the extent naturally included in operating income (loss).

Adjusted net earnings attributable to controlling interest is defined as net earnings attributable to controlling interest excluding the after-tax effect of the excluded items outlined below.

Adjusted earnings per diluted share attributable to controlling interest is defined as adjusted net earnings attributable to controlling interest divided by diluted weighted-average shares outstanding.

Adjusted EBIT and adjusted EBITDA – Adjusted EBIT is defined as Adjusted Earnings Before Interest and Taxes. EBIT is calculated by adding or subtracting, as appropriate, interest expense, net and income tax expense to/from net earnings attributable to controlling interest, which is further adjusted to exclude impairment and restructuring charges (gains) as well as other items that management believes are not reflective of, and thus should not be included when evaluating the performance of its ongoing operations, as outlined below. Adjusted EBITDA is calculated by further adjusting adjusted EBIT to exclude depreciation and amortization. On a pro forma basis, adjusted EBITDA also excludes stock-based compensation due to its non-cash nature, which is consistent with how management will assess segment performance post-separation. In prior periods, adjusted EBITDA did not exclude stock-based compensation. However, management now believes that further excluding stock-based compensation from adjusted EBITDA is useful to better understand the financial performance of our business and to facilitate a better comparison of our results to those of our peer companies over multiple periods given that this item may vary between companies for reasons unrelated to overall operating performance.

Adjusted EBIT margin is calculated by dividing adjusted EBIT by net sales.

Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by net sales.

Pro forma adjusted EBITDA margin is calculated by dividing pro forma adjusted EBITDA by pro forma net sales.

Pro forma net sales is calculated by excluding the net sales of Steel Processing from consolidated net sales.

Exclusions from Non-GAAP Financial Measures

Management believes it is useful to exclude the following items from the non-GAAP measures presented in this report for its own and investors’ assessment of the business for the reasons identified below:

  Impairment charges are excluded because they do not occur in the ordinary course of our ongoing business operations, are inherently unpredictable in timing and amount, and are non-cash, which we believe facilitates the comparison of historical, current and forecasted financial results.
  Restructuring activities, which can result in both discrete gains and/or losses, consist of established programs that are not part of our ongoing operations, such as divestitures, closing or consolidating facilities, employee severance (including rationalizing headcount or other significant changes in personnel), and realignment of existing operations (including changes to management structure in response to underlying performance and/or changing market conditions). These items are excluded because they are not part of the ongoing operations of our underlying business.
  Separation costs, which consist of direct and incremental costs incurred in connection with the completed separation of Worthington Steel, Inc. are excluded as they are one-time in nature and are not expected to occur in period following the separation. These costs include fees paid to third-party advisors, such as investment banking, audit and other advisory services as well as direct and incremental costs associated with the separation of shared corporate functions. Results in the current fiscal year also include incremental compensation expense associated with the modification of unvested short and long-term incentive compensation awards, as required under the employee matters agreement executed in conjunction with the separation.
  Loss on early extinguishment of debt is excluded because it does not occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt extinguishment transactions.
  Pension settlement charges are excluded because due to their non-cash nature and the fact that they do not occur in the normal course of business and may obscure analysis of trends and financial performance. These transactions typically result from the transfer of a portion of the total projected benefit obligation to third-party insurance companies.

PRO FORMA FINANCIAL INFORMATION. These materials include certain financial data and operating metrics that are presented on a pro forma basis to illustrate the estimated effects of the separation of Worthington Steel from the historical combined company, which was consummated on December 1, 2023 and is further described in our Current Report on Form 8-K filed on December 5, 2023, and to give effect to divested operations historically presented within Other. Management believes these pro forma measures provide investors with useful supplemental financial information regarding the performance of the Company’s continuing operations after reflecting the separation. This pro forma financial information has been prepared based upon the best available information and management estimates and is subject to assumptions and adjustments described in the accompanying footnotes. They are not intended to be a complete presentation of the Company’s financial position or results of operations had the separation occurred as of and for the periods indicated. In addition, the pro forma financial information is being provided for informational purposes only, and is not necessarily indicative of the Company’s future results of operations or financial condition had the separation and related transactions been completed on the dates assumed. Management believes these assumptions and estimates are reasonable, given the information available on the filing date.

Sonya L. Higginbotham
Senior Vice President
Chief of Corporate Affairs, Communications and Sustainability
614.438.7391
sonya.higginbotham@wthg.com

Marcus A. Rogier
Treasurer and Investor Relations Officer
614.840.4663
marcus.rogier@wthg.com

200 Old Wilson Bridge Rd.
Columbus, Ohio 43085
WorthingtonEnterprises.com